UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Definitive Proxy Statement

☒ Definitive Additional Materials

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Explanatory Note

On March 27, 2025, Alaska Air Group, Inc. (the Company) filed a definitive proxy statement (the Proxy Statement) with the Securities and Exchange Commission for the Company’s 2025 Annual Meeting of Shareholders to be held on May 8, 2025 (the Annual Meeting). The Company is filing this supplement (this Supplement) to its Proxy Statement solely to update disclosure included in the “Questions and Answers” section of the Proxy Statement with respect to the voting standard applicable to Proposal 4 (Amendment to Certificate of Incorporation to Add Certain Foreign Ownership Limitations Imposed by Federal Law Related to U.S. Air Carriers) and Proposal 5 (Amendments to Certificate of Incorporation to Provide for Exculpation of Certain Officers and Remove Obsolete Provisions). Except as specifically updated by the information contained below, all information set forth in the Proxy Statement remains unchanged.

Voting Information for Proposal 4 and Proposal 5

The vote required to approve each of Proposal 4 and Proposal 5 as set forth under “Vote Required and Recommendation of the Board of Directors” in each of those proposals was properly stated as the “affirmative vote of the holders of at least a majority of the outstanding shares of common stock entitled to vote thereon, whether or not present or represented by proxy at the Annual Meeting.” Due to an inadvertent error, the section of the Proxy Statement titled “Questions and Answers about Voting” in response to the question titled “Not including the election of directors, how many votes must the proposals receive in order to pass?” (the Vote Standard Q&A) included on page 104 of the Proxy Statement was not updated to reflect the vote standard on Proposal 4 and Proposal 5. This Supplement is being filed to amend and replace the Vote Standard Q&A to (i) clarify that the existing vote standard disclosure applies to Proposals 2, 3, 6, 7, and 8 and (ii) state the vote standard applicable to Proposals 4 and 5 as well as address the treatment and effect of broker non-votes and abstentions on Proposals 4 and 5. The existing Vote Standard Q&A is amended and replaced in its entirety to read as follows:

Not including the election of directors, how many votes must the proposals receive in order to pass?

Proposals 2, 3, 6, 7, and 8:

A majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal must be voted “for” the proposal in order for it to pass. “Abstain” votes are deemed present and entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares present and entitled to vote. Accordingly, an abstention, because it is not a vote “for,” will have the effect of a negative vote. In addition, broker non-votes are not considered entitled to vote for purposes of determining whether the proposal has been approved by shareholders and therefore will not be counted in determining the outcome of the vote on the proposal.

Proposals 4 and 5:

A majority of the shares outstanding and entitled to vote thereon, whether or not present or represented by proxy at the Annual Meeting, must be voted “for” the proposal in order for it to pass. “Abstain” votes and broker non-votes are each deemed entitled to vote and are included for purposes of determining the number of shares constituting a majority of shares outstanding and entitled to vote. Accordingly, an abstention and a broker non-vote, because they are not a vote “for,” will have the effect of a negative vote.

This Supplement does not impact the vote standard set forth in the Proxy Statement for Proposal 1 or change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

Voting Information

Proxies received since the mailing date of the Proxy Statement will continue to be voted as instructed unless otherwise revoked or changed by a subsequent proxy in the manner described under “What if I change my mind after I submit my proxy” in the Questions and Answers section of the Proxy Statement. If you have already submitted a proxy to vote your shares at the Annual Meeting and you do not wish to change your vote, you do not need to resubmit a new proxy.